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                                                             Exhibit 12
                                                        RAIT Investment Trust
                                          Computation of Ratio of Earnings to Fixed Charges








                                                                                                  For the six months
                                                           For the year ended December 31,          ended June 30,
                                                       1998           1999              2000             2001
                                                       ----           ----              ----             ----
                                                                                                      (unaudited)
Net Income before minority interest                $ 8,398,871    $12,943,989       $12,129,684       $ 7,987,720

Fixed charges:
  Interest expense                                   4,309,248     11,104,947        12,777,804         5,893,154
                                                   -----------    -----------       -----------       -----------

Earnings before fixed charges                      $12,708,119    $24,048,936       $24,907,488       $13,880,874

Fixed charges, as above                            $ 4,309,248    $11,104,947       $12,777,804       $ 5,893,154

Ratio of earnings to fixed charges                        2.95           2.17              1.95              2.36
                                                          ====           ====              ====              ====
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